UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Redback Networks Inc.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2004

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Redback Networks Inc., which will be held at Redback’s principal executive offices located at 300 Holger Way, San Jose, California 95134 on Monday, May 17, 2004, at 1:00 p.m.

Details of the business to be conducted at the annual meeting are given in the attached proxy statement and notice of annual meeting of stockholders.

It is important that your shares be represented and voted at the meeting. Your vote as a stockholder of Redback is important. YOU MAY VOTE YOUR SHARES BY:

—	casting your vote via the Internet at the website listed on your proxy card;

—	dialing the telephone number indicated on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone; or

—	marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope provided.

You may also vote in person at the annual meeting, even if you use any of the three options above. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership as of March 24, 2004 and bring that evidence to the annual meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Redback. We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Kevin A. DeNuccio

Kevin A. DeNuccio Director, Chief Executive Officer and President

REDBACK NETWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2004

You are invited to attend the annual meeting of stockholders of Redback Networks Inc., a Delaware corporation (“Redback”), which will be held at Redback’s principal executive offices located at 300 Holger Way, San Jose, California 95134 on Monday, May 17, 2004, at 1:00 p.m. At the meeting we will:

1.	Elect members of the Board of Directors to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Redback’s independent accountants for the fiscal year ending December 31, 2004; and

3.	Transact any other business as may properly come before the meeting.

These items of business are described in detail in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on March 24, 2004 are entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE,
SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE
PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE TELEPHONICALLY OR VIA
THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD.
YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF
YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY
VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Kevin A. DeNuccio

Kevin A. DeNuccio Director, Chief Executive Officer and President

San Jose, California

April 19, 2004

REDBACK NETWORKS INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2004

The Board of Directors of Redback Networks Inc., a Delaware corporation, is soliciting proxies for the 2004 annual meeting of stockholders to be held at our principal executive offices located at 300 Holger Way, San Jose, California 95134 on Monday, May 17, 2004, at 1:00 p.m. Our telephone number is (408) 750-5000. The proxy materials are being mailed to stockholders as part of this package. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Proxy materials, which include a proxy statement, proxy, letter to stockholders and the Form 10-K for the fiscal year ended December 31, 2003, were first mailed to stockholders on or about April 19, 2004.

Redback will pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Redback, without additional compensation, personally or by telephone.

Q:	What is the purpose of the meeting?

A:	At the annual meeting the stockholders will consider and vote on the proposals that are described in detail in this proxy statement.

Q:	Who can vote at the meeting?

A:	The Board of Directors set March 24, 2004, as the record date. All stockholders who owned Redback common stock or Series B convertible preferred stock at the close of business on March 24, 2004 are entitled to vote at the annual meeting. On March 24, 2004 there were 51,797,939 shares of common stock outstanding entitled to vote and 651,749 shares of Series B convertible preferred stock outstanding entitled to vote. Each holder of common stock is entitled to one vote for each share of common stock held on March 24, 2004. Each holder of Series B convertible preferred stock is entitled to one vote for each share of common stock into which such holder’s shares of Series B convertible preferred stock are convertible into. On March 24, 2004, the 651,749 shares of Series B convertible preferred stock outstanding were convertible into 6,517,490 shares of common stock.

On November 3, 2003, we filed a prepackaged plan of reorganization (the “Plan of Reorganization”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The bankruptcy court entered an order confirming the plan on December 22, 2003. The Plan of Reorganization became effective by its terms and Redback emerged from bankruptcy on January 2, 2004. In conjunction with the Plan of Reorganization, we effected an approximate 73-to-1 reverse stock split. Except as otherwise specifically noted in this proxy statement, all share amounts stated have been adjusted to reflect the effects of the approximate 73-to-1 reverse stock split.

Q:	Who will count the votes?

A:	The inspector of elections appointed for the meeting will count all votes. Votes for and against the proposals and abstentions and broker non-votes will be counted separately.

Q:	How many votes are required to hold the meeting?

A:	A majority of Redback’s outstanding shares entitled to vote (a quorum) as of the record date must be present at the meeting in order to hold the meeting and conduct business. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted over the telephone or the Internet.

In determining if there is a quorum, abstentions and broker non-votes will be counted as present.

Q:	What proposals will be voted on at the meeting?

A:	The stockholders will vote on two proposals at the meeting:

1.	Election of the Board of Directors; and

2.	Ratification of PricewaterhouseCoopers LLP as our independent accountants.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors, John L. Drew has been elected as the designee of the holders of the Series B convertible preferred stock, as provided in the Certificate of Designation for Redback’s Series B convertible preferred stock. In addition, the six other individuals receiving the highest number of “FOR” votes will be elected. The ratification of independent accountants requires the “FOR” vote of a majority of the votes cast at the meeting.

Q:	How are votes counted?

A:	You may vote either “FOR” or to have your vote “WITHHELD” against each nominee for the Board of Directors. Abstentions and broker non-votes will not be counted toward a nominee’s total. You may vote “FOR,” “AGAINST” or “ABSTAIN” regarding the ratification of PricewaterhouseCoopers LLP as Redback’s independent accountants. If you abstain from voting on the ratification of PricewaterhouseCoopers LLP as Redback’s independent accountants, it has the same effect as a vote against ratification.

Whether or not you are able to attend the annual meeting, you are urged to complete and return the proxy. Your proxy will be voted as you direct on your proxy. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” ratification of PricewaterhouseCoopers LLP as Redback’s independent accountants. If you do not vote and you hold your shares in a brokerage account in your broker’s name, your shares will not be counted in the number of shares cast “FOR,” “WITHHELD,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Shares of common stock may not be voted cumulatively.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke or change your proxy at any time before the annual meeting. Just send a written notice of revocation or another signed proxy with a later date to Redback’s Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also automatically revoke your proxy by attending the annual meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming that you were the beneficial owner as of the record date. If you voted via telephone, you will need to revoke your proxy by calling 1-888-426-7035. Proxies voted via the internet will need to be revoked at the web address: www.proxyvoting.com/RBAK.

Q:	Who pays for solicitation of proxies?

A:	Redback will bear the entire cost of solicitation, including the preparation and mailing of this proxy statement, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. Redback may reimburse the costs of these persons of forwarding the solicitation materials. There may be additional solicitation by telephone, telegram, or other means by directors, officers, employees or agents of Redback. They will not receive additional compensation for any such services.

Q:	What are Redback’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of PricewaterhouseCoopers LLP as our independent accountants.

Q:	Where can I find the voting results?

A:	Preliminary results will be available at the annual meeting. Final results will be included in Redback’s first Quarterly Report on Form 10-Q filed after the annual meeting.

CORPORATE GOVERNANCE

Redback is committed to sound and effective corporate governance practices. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The major components of our corporate governance practices are described below.

Board Independence

The Board makes an annual determination as to the independence of each of our Board members under the current standards for “independence” established by the Securities and Exchange Commission and the NASDAQ stock market on which our stock is listed (“Nasdaq”). The Board has determined that the following members of the Board, comprising a majority of the Board, satisfy these “independence” standards: Roy D. Behren, John L. Drew, David C. Friezo, Paul Giordano, William H. Kurtz and Martin A. Kaplan. On at least two occasions during the 2004 fiscal year, our Board will meet in executive sessions in which solely the independent Board members will be present.

Board of Director Meetings

During the fiscal year ended December 31, 2003, the Board of Directors held 12 meetings and acted by written consent in lieu of a meeting on 10 occasions. For the fiscal year, each of the directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the term of such director’s tenure in 2003 and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the term of such director’s tenure in 2003. Redback has a policy encouraging the attendance of directors at the annual meeting of stockholders.

Two current members of the Board of Directors were directors at the time of the 2003 Annual Meeting of Stockholders and attended that meeting.

The Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has adopted a written charter. The charters of the audit committee and the nominating and corporate governance committee have been recently amended to comply with rules recently adopted by the Securities and Exchange Commission and Nasdaq. In 2003, Redback also had a special purpose restructuring committee formed to evaluate Redback’s available alternatives for a debt and equity restructuring, which was recently completed.

Audit Committee

The audit committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of Redback’s accountants, the scope of the annual audits, fees to be paid to Redback’s accountants, the performance of Redback’s accountants and the accounting practices of Redback. The audit committee meets independently with our independent accountants and our senior management and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit, interim financial statements, auditor independence issues, and the adequacy of the audit committee charter. The audit committee operates under a written charter adopted by the Board of Directors, currently available on our website at www.redback.com/corporategovernance. A copy of this charter is attached as Appendix A to this Proxy Statement.

During the fiscal year ended December 31, 2003, the audit committee of the Board of Directors held five meetings. The current members of the audit committee are Messrs. Behren, Kaplan and Kurtz, and the Board has determined that these directors meet the requirements for membership to the audit committee, including the independence requirements of the Securities and Exchange Commission and Nasdaq. The Board has identified

Mr. Kurtz as the member of the audit committee who is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities and Exchange Act of 1934, as amended.

The report of our audit committee is found below under the caption “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

The compensation committee of the Board of Directors reviews the performance of Redback’s executive officers, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1999 Stock Incentive Plan. During the fiscal year ended December 31, 2003, the compensation committee held two meetings and acted by written consent in lieu of a meeting on 13 occasions. The current members of the compensation committee are Messrs. Drew and Giordano, and the Board of Directors has determined that these directors meet the requirements for membership to the compensation committee, including the independence requirements of Nasdaq.

Compensation Committee Interlocks and Insider Participation.

During 2003, the following former members of the Board served on the compensation committee: Mr. Donald Listwin and Mr. Daniel Warmenhoven. Neither of these persons has ever been an officer or employee of Redback or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 2003 requiring disclosure under Item 402(j) of Regulation S-K of the Securities Act of 1933, as amended.

Nominating and Corporate Governance Committee

Like the other committees of the Board, the nominating and corporate governance committee of the Board of Directors has its own charter that outlines its responsibilities. These responsibilities include identifying prospective director nominees and recommending to the Board director nominees for the next annual meeting of stockholders and replacements of a director in the event of a vacancy. The charter of the nominating and corporate governance committee is currently available on our website at www.redback.com/corporategovernance, and is attached as Appendix B to this Proxy Statement.

The current members of the nominating and corporate governance committee are Messrs. Drew and Giordano, and the Board of Directors has determined that these directors meet the requirements for membership to the nominating and corporate governance committee, including the independence requirements of Nasdaq. The nominating and corporate governance committee was formed in January 2004.

The nominating and corporate governance committee determines the required selection criteria and qualifications of director nominees based upon Redback’s needs at the time nominees are considered. The committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors. Except as may be required by rules promulgated by Nasdaq or the Securities and Exchange Commission, it is the current view of the committee that there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of the candidates, the committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. While the committee has not established specific minimum qualifications for Director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. During the fiscal year ended December 31, 2003, Redback had a nominating committee rather than a nominating and corporate governance committee, and that committee held one meeting in 2003.

The nominating and corporate governance committee will consider the above criteria for nominees identified by the committee itself, by stockholders, or through some other source. The nominating and corporate governance committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee may use such services in the future, as it deems necessary or appropriate at the time in question.

In accordance with the policy of the nominating and corporate governance committee, stockholders wishing to recommend persons for consideration as nominees for election to Redback’s Board of Directors can do so by writing to Redback’s Corporate Secretary at 300 Holger Way, San Jose, California 95134, giving each such persons’ name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and Redback within the last three years. Any such recommendation should be accompanied by (i) a written statement from the person recommended of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director and (ii) evidence of the nominating person’s ownership of Redback stock. Redback’s bylaws also contain a procedure for the direct nomination of directors by stockholders. Please note the deadlines listed at the end of this document under the heading “DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS” regarding stockholder submissions for the 2005 Annual Meeting. Stockholders who wish to communicate with the Board of Directors may do so by following the procedures described under the heading “Communications with the Board of Directors” below.

Code of Ethics

Redback has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on Redback’s web site at www.redback.com/corporategovernance.

Director Compensation

The Board of Directors has approved the following compensation for Outside Directors in 2004. An Outside Director is defined as a director that is not (1) an employee of Redback or (2) an employee, fund manager or general partner of an equity investor in Redback.

Cash Compensation. Each Outside Director and only Outside Directors will receive the following cash compensation in 2004: (i) an annual retainer of $12,000; (ii) the Chairman of the Board will receive an additional $5,000 annual cash payment for services as Chairman; (iii) audit committee members will receive an additional $5,000 annual cash payment for services as an audit committee member with an additional $8,000 cash payment to the chair of the audit committee; and (iv) the members of the compensation committee will receive an additional $3,000 annual cash payment for services as a compensation committee member. No directors received cash compensation in 2003.

Equity Compensation. When an Outside Director initially joins the Board of Directors, the Outside Director will be granted an option from the 1999 Stock Incentive Plan to purchase 40,000 shares of common stock. In addition, at the annual meeting of stockholders subsequent to the year an Outside Director joins Redback, the Outside Director will receive an additional option grant from the 1999 Stock Incentive Plan to purchase 10,000 shares of common stock. To clarify, an Outside Director will not receive the initial 40,000 share option grant and the annual 10,000 share option grant in the same calendar year. The exercise price for each option granted to Outside Directors under the 1999 Stock Incentive Plan will be equal to the fair market value per share of

Redback common stock at the close of business on the date of the grant. The initial 40,000 share option grant vests over four years, with 10,000 shares vesting on the first anniversary of the date of grant and the remaining shares vesting monthly thereafter over the remaining three years. Each additional 10,000 share option grant vests fully on the date of the next annual meeting following the meeting at which the option was granted. In the event an Outside Director is terminated for any reason except for cause within the first year, the first 10,000 shares scheduled to vest underlying that director’s options will vest immediately rather than on the first anniversary of the grant date. The Outside Directors have one year from the date of termination to exercise the vested shares. In 2004, each Outside Director will also receive a grant of 25,000 shares of restricted stock. The restricted stock vests monthly over a two-year period, but 12-months’ vesting will accelerate in the event the Outside Director is terminated for any reason except for cause after a change in control.

In addition, non-employee directors are also eligible for option grants pursuant to the provisions of the 1999 Directors’ Option Plan. Under the 1999 Directors’ Option Plan, after giving effect to the approximate 73-to-1 reverse stock split that occurred on January 2, 2004, each individual who first becomes a non-employee Board member after the date of our initial public offering will be granted an option to purchase 1,363 shares of common stock on the date such individual joins the Board, provided such individual has not been in the prior employ of Redback. In addition, at each annual meeting of stockholders, each non-employee Board member will receive an additional option grant to purchase 545 shares of common stock, whether or not such individual has been in the prior employ of Redback. To clarify, a director will not receive the initial 1,363 share grant and an annual 545 share grant in the same calendar year. The option price for each option grant under the 1999 Directors’ Option Plan will be equal to the fair market value per share of Redback common stock on the automatic grant date. Initial option grants vest over four years at the rate of 25% on the date of the regularly scheduled annual stockholder meeting, and subsequent grants vest fully after one year. In connection with our emergence from bankruptcy, all options held by employees and directors as of January 2, 2004 were cancelled.

Directors who are also Redback employees are eligible to participate in Redback’s 1999 Employee Stock Purchase Plan.

Communications with the Board of Directors

Redback provides a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors by sending a letter to Redback’s Corporate Secretary at Redback Networks Inc., 300 Holger Way, San Jose, California 95134. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. Employees and others who wish to contact Redback’s General Counsel or any member of the audit committee to report questionable accounting or auditing matters may also use this address. Employees may report such concerns on an anonymous basis, as set forth in Redback’s Financial Information Integrity Policy, which policy is available to employees of Redback.

PROPOSAL 1

ELECTION OF DIRECTORS

The seven current members on our Board of Directors are the nominees recommended by the Board for election at the 2004 annual meeting and are listed below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise directed. The ages of the nominees as of March 1, 2004, their positions and offices held with Redback and certain biographical information are also set forth below. There are no family relationships among any of our directors or executive officers. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected as a nominee, other than (i) with persons acting solely in their capacity as officers or directors of Redback; (ii) the right of Kevin A. DeNuccio to be a member of the Board of Directors as provided in his employment agreement; and (iii) the right of the holders of a majority of the Series B convertible preferred stock to elect a member of the Board of Directors, as provided in the Certificate of Designation for the Series B convertible preferred stock, pursuant to which John L. Drew currently serves as a member of the Board of Directors. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee selected by the present Board of Directors to fill the vacancy. At this time, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a director. For the election of directors, John L. Drew has been elected as the designee of the holders of the Series B convertible preferred stock, as provided in the Certificate of Designation for Redback’s Series B convertible preferred stock. In addition, the six other individuals receiving the highest number of “FOR” votes will be elected.

Name	Age	Position
Kevin A. DeNuccio	44	Director, Chief Executive Officer and President
Paul Giordano	38	Director, Chairman of the Board
Roy D. Behren	43	Director
John L. Drew	48	Director
David C. Friezo	39	Director
Martin A. Kaplan	66	Director
William H. Kurtz	46	Director

Kevin A. DeNuccio has served as President and Chief Executive Officer and as a member of the Board of Directors of Redback since August 2001. Prior to that, Mr. DeNuccio was with Cisco Systems Inc. from August 1995 to August 2001, where he served as Senior Vice President of worldwide service provider operations. During his tenure at Cisco, Mr. DeNuccio also managed worldwide field operations, including all sales and engineering support organizations. Prior to joining Cisco, Mr. DeNuccio was the Founder, President and Chief Executive Officer of Bell Atlantic Network Integration, Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has also held senior management positions at both Unisys Corporation and Wang Laboratories as Vice President in their network integration and worldwide channel partner businesses. Mr. DeNuccio received his finance degree from Northeastern University and is a graduate of the Executive M.B.A. program at Columbia University.

Paul Giordano has served as a member of the Board of Directors of Redback since January 2004. Mr. Giordano joined Creedon Keller & Partners in November 2000 and is currently the Managing Director, Head of Portfolio Management and Head of Credit Risk Management at Creedon Keller & Partners. Prior to joining Creedon Keller & Partners, Mr. Giordano served as a Senior Vice President at Fimat USA (a subsidiary of Societe Generale Group) from July 1997 to June 2000. Mr. Giordano holds a B.B.A. degree and a MBA degree in Finance from Pace University.

Roy D. Behren has served as a member of the Board of Directors of Redback since January 2004. Mr. Behren joined Westchester Capital Management in 1994 and is currently a Principal at Green and Smith Investment Management LLC, an investment affiliate of Westchester Capital Management. Prior to joining

Westchester Capital Management, Mr. Behren served as a Senior Attorney with the U.S. Securities and Exchange Commission for seven years. Mr. Behren holds a B.S. degree in Economics from The Wharton School, a J.D. from the University of Miami and an L.L.M. degree in Corporate Law from the New York University School of Law.

John L. Drew has served as a member of the Board of Directors of Redback since January 2004. Mr. Drew joined Technology Crossover Ventures (TCV) as a General Partner in January of 2002. Prior to TCV, from October 2000 to January 2002, Mr. Drew invested in technology start ups and worked with community organizations. From November 1999 to October 2000, Mr. Drew served as the Executive Vice President and Chief Executive Officer of one of Lucent’s subsidiaries, NetworkCare Professional Services. Prior to joining Lucent, Mr. Drew served as the President and Chief Executive Officer of International Network Services which was acquired by Lucent in November 1999. Mr. Drew is currently serving as a director of several privately held companies. Mr. Drew holds a Bachelor of Science degree from the United States Military Academy at West Point and a Master of Science degree in Business Policy from Columbia University.

David C. Friezo has served as a member of the Board of Directors of Redback since January 2004. Mr. Friezo founded and has been a Managing Member of Lydian Asset Management, L.P. since 1999. Prior to founding Lydian Asset Management, L.P., Mr. Friezo held several management positions with Bankers Trust from 1992 to 1997, including his service as the Global Head of Bankers Trust’s equity-linked business. Mr. Friezo is a graduate of Tulane University.

Martin A. Kaplan has served as a member of the Board of Directors of Redback since April 2004. Mr. Kaplan currently serves as Chairman of the Board of JDS Uniphase Corporation, a post he has held since May 2000. Mr. Kaplan has served as a member of JDS Uniphase’s Board of Directors since 1997. From 1986 to 1998 Mr. Kaplan was Executive Vice President of Pacific Bell, responsible for that company’s operations. From 1993 to 1995 Mr. Kaplan also served as Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Following Pacific Bell’s merger with SBC in 1998, as Executive Vice President of Pacific Telesis, Mr. Kaplan was responsible for coordinating the integration of Pacific Bell, SNET and Ameritech. He retired from that company in 2000 after 40 years to pursue activities in support of his board responsibilities. Mr. Kaplan is also a director of Superconductor Technologies Inc. and Tekelek. Mr. Kaplan holds a Bachelor of Science degree in Engineering from the California Institute of Technology.

William H. Kurtz has served as a member of the Board of Directors of Redback since October 1999. Since March 1, 2004, Mr. Kurtz has served as Senior Vice President and Chief Financial Officer of LSI Logic Storage Systems, Inc., a provider of modular, high-performance data storage systems. From July 2001 to February 2004, Mr. Kurtz served as Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc., a privately held data storage company. From August 1998 to June 2001, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Scient Corporation, a provider of Internet consulting and IT professional services. Before joining Scient, Mr. Kurtz served in various capacities at AT&T from July 1983 to August 1998, including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is currently serving as a director of PMC-Sierra, Inc. Mr. Kurtz is a certified public accountant and received a Bachelor of Science in Accounting from Rider University and a Master of Science in Management from the Stanford University Graduate School of Business.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

Redback is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Redback’s independent accountants for the fiscal year ending December 31, 2004. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the annual meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Redback’s independent accountants is not required by Redback’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in Redback’s and its stockholders’ best interests.

PricewaterhouseCoopers LLP has audited Redback’s financial statements since 1996. Its representatives are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS REDBACK’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF

PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of Redback common stock and Series B convertible preferred stock as of March 24, 2004, except where otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of our common stock or 5% of our Series B convertible preferred stock;

•	each of Redback’s directors, nominees and the executive officers named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Except as otherwise indicated, based on information furnished by the beneficial owners of the common stock and the Series B convertible preferred stock listed below, we believe that such owners have sole voting and investment power with respect to such shares. Except as otherwise indicated, the percentage of beneficial ownership for the following table is based on 51,797,939 shares of common stock and 651,749 shares of Series B convertible preferred stock outstanding as of March 24, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to warrants or options currently exercisable or underlying Series B convertible preferred stock currently convertible within 60 days of March 24, 2004 are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrant, option or Series B convertible preferred stock but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power with respect to all common stock or convertible preferred stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Redback Networks Inc., 300 Holger Way, San Jose, California 95134.

Name and Address	Number of Shares of Common Stock Beneficially Owned as of March 24, 2004	Percentage of Shares of Common Stock Outstanding
Creedon Keller & Partners, Inc. 123 2nd Street #120 Sausalito, CA 94965	8,985,883	17.35%
TCV IV, L.P. and TCV IV Strategic Partners, L.P. 528 Ramona Street Palo Alto, CA 94301 (1)	8,146,863	13.59%
FMR Corp. and related persons 82 Devonshire Street Boston, MA 02109	5,424,400	10.47%
Ramius Capital Group, LLC and related persons 666 Third Avenue, 26th Floor New York, NY 10017	3,092,936	5.97%
David C. Friezo c/o Lydian Asset Management, L.P. 495 Post Road East Westport, CT 06880 (2)	2,997,562	5.79%
Lydian Asset Management, L.P. and related persons 495 Post Road East Westport, CT 06880	2,997,200	5.79%
Viking Global Investors LP and related persons 55 Railroad Avenue Greenwich, CT 06830	2,645,480	5.11%
Aspen Advisors LLC and related persons 152 West 57th Street, 46th Floor New York, NY 10019	2,623,878	5.07%
Kevin A. DeNuccio (3)	297,428	*
Georges Antoun (4)	58,851	*
Thomas L. Cronan, III (5)	49,680	*
Ebrahim Abbasi (6)	45,833	*
Joel M. Arnold (7)	43,923	*
William H. Kurtz (8)	1,041	*
Roy D. Behren (9)	1,382	*
John L. Drew (10)	341	*
Paul Giordano (11)	341	*
Martin A. Kaplan (12)	1,382	*
All executive officers, directors and nominees as a group (11 individuals) (10)(13)(14)	500,564	*

*	Represents beneficial ownership of less than 1%.

(1)	Includes 6,517,490 shares issuable upon conversion of 651,749 shares of Series B convertible preferred stock (representing beneficial ownership of 100% of the outstanding shares of such class of stock) and 1,629,373 shares issuable upon exercise of certain warrants with an exercise price of $5 per share. TCV IV, L.P. is the record holder of 628,320 shares of Series B convertible preferred stock and warrants to purchase 1,570,800 shares of common stock, and TCV IV Strategic Partners, L.P. is the record holder of 23,429 shares of Series B convertible preferred stock and warrants to purchase 58,573 shares of common stock. Technology Crossover Management IV, L.L.C. (“TCM IV”), a Delaware limited liability company, is the sole general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. (together “TCV IV”). Mr. Drew is a member of TCM IV and Mr. Drew disclaims beneficial ownership of these shares except to the extent of their pecuniary interests therein.

(2)	Consists of (i) 2,997,200 shares of common stock controlled by Lydian Asset Management, L.P., and beneficially owned by funds to which Lydian Asset Management, L.P., acts as investment advisor, (ii) options held by Mr. Friezo to purchase 341 shares of Redback common stock that are exercisable within 60 days of March 24, 2004, and (iii) 21 shares personally owned by Mr. Friezo. Mr. Friezo is the managing member and controlling holder of Lydian Capital Advisors L.L.C., which is the general partner of Lydian Asset Management, L.P., and may be deemed to control shares beneficially owned by funds to which Lydian Asset Management, L.P., acts as investment advisor.

(3)	Consists of 504 shares, two $5.00 warrants to purchase up to 531 shares of Redback’s common stock, two $9.50 warrant to purchase up to 560 shares of Redback’s common stock and options to purchase 295,833 shares of Redback common stock that are exercisable within 60 days of March 24, 2004.

(4)	Consists of 164 shares, one $5.00 warrant to purchase up to 172 shares of Redback’s common stock, one $9.50 warrant to purchase up to 182 shares of Redback’s common stock and options to purchase 58,333 shares of Redback common stock that are exercisable within 60 days of March 24, 2004.

(5)	Consists of 9 shares, one $5.00 warrant to purchase up to 9 shares of Redback’s common stock, one $9.50 warrant to purchase up to 9 shares of Redback’s common stock and options to purchase 49,653 shares of Redback common stock that are exercisable within 60 days of March 24, 2004.

(6)	Consists of options to purchase 45,833 shares of Redback common stock that are exercisable within 60 days of March 24, 2004.

(7)	Consists of options to purchase 43,923 shares of Redback common stock that are exercisable within 60 days of March 24, 2004.

(8)	Consists of 1,041 shares of restricted stock that have vested within 60 days of March 24, 2004.

(9)	Consists of options to purchase 341 shares of Redback common stock that are exercisable within 60 days of March 24, 2004 and 1,041 shares of restricted stock that have vested within 60 days of March 24, 2004.

(10)	Consists of options to purchase 341 shares of Redback’s common stock that are exercisable within 60 days of March 24, 2004 and excludes 8,146,863 shares of common stock and 651,749 shares of Series B convertible preferred stock beneficially owned by TCV IV. Mr. Drew is a member of TCM IV which is the sole general partner of TCV IV. TCM IV and Mr. Drew disclaim beneficial ownership of the TCV IV shares except to the extent of their pecuniary interests therein.

(11)	Consists of options to purchase 341 shares of Redback common stock that are exercisable within 60 days of March 24, 2004.

(12)	Consists of options to purchase 341 shares of Redback common stock that are exercisable within 60 days of March 24, 2004 and 1,041 shares of restricted stock that have vested in within 60 days of March 24, 2004.

(13)	Excludes 8,985,883 shares of common stock beneficially owned by Creedon Keller & Partners, Inc. Mr. Giordano is an executive officer of Creedon Keller & Partners, Inc. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14)	Consists of 698 shares, four $5.00 warrants to purchase up to 712 shares of Redback’s common stock, four $9.50 warrants to purchase up to 751 shares of Redback’s common stock, options to purchase 495,280 shares of Redback common stock that are exercisable within 60 days of March 24, 2004 and 3,123 shares of restricted stock that have vested within 60 days of March 24, 2004. Excludes 2,997,200 shares of common stock beneficially owned by Lydian Asset Management, L.P. Mr. Friezo is the managing member and controlling holder of Lydian Capital Advisors LLC, which is the general partner of Lydian Asset Management, L.P. and may be deemed to be the beneficial owner of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of Redback’s outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of Redback securities and their transactions in such securities. Based upon copies of Section 16(a) reports that Redback received from such persons for their 2003 fiscal year transactions in Redback securities, Redback believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by each person who, at any time during the 2003 fiscal year, was a Redback executive officer, Board member or greater than ten-percent stockholder.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation, for the fiscal years ended December 31, 2003, December 31, 2002 and December 29, 2001, earned by Redback’s Chief Executive Officer and the four other most highly compensated executive officers who were serving as such at the end of the fiscal year ended December 31, 2003. In connection with our emergence from bankruptcy, all of the options held by these executive officers as of January 2, 2004 were cancelled and are no longer outstanding. The share amounts listed below do not reflect the approximate 73-to-1 reverse stock split that occurred on January 2, 2004.

					Long-Term Compensation Awards			All Other Compensation
					Securities Underlying Options	Restricted Stock Awards
Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		(#)	($)		($)
Kevin A. DeNuccio President and Chief Executive Officer	2003 2002 2001	500,000 500,000 179,535	— — 3,171,200		— — 6,500,000	— — 2,085,000	(2)	17,559 14,999 1,502	(1) (1)

Georges Antoun Senior Vice President of World Wide Field Operations And Product Management	2003 2002 2001	300,000 300,000 103,125	152,315 — 352,720	(3)	— 250,000 1,000,000	— — —		17,343 14,594 310	(1) (1)

Thomas L. Cronan, III Senior Vice President of Finance & Administration and Chief Financial Officer	2003 2002 2001	271,875 192,500 138,750	— — 30,000		644,659 — —	— — —		17,235 15,490 9,862	(1) (1) (1)

Joel M. Arnold Senior Vice President of Strategy and Partnerships	2003 2002 2001	250,000 233,013 —	197,430 250,000 —	(3) (3)	— 1,000,000 —	— — —		17,559 152,762 —	(1) (4)

Ebrahim Abbasi Senior Vice President of Operations and Information Technology	2003 2002 2001	265,000 235,000 58,750	— 23,500 —		150,000 — —	— — —		7,828 5,220 1,134	(1) (1) (1)

(1)	This amount includes life insurance and health insurance premiums paid by Redback.

(2)	Represents 500,000 shares of restricted stock multiplied by $4.17, which was the closing price of Redback’s common stock on the Nasdaq National Market on August 29, 2001, the date of grant. The restricted stock vested during the period of August 29, 2001 through May 13, 2002.

(3)	Mr. Arnold’s and Mr. Antoun’s bonus compensation includes commissions.

(4)	This amount includes: $13,267 for life insurance and health insurance premiums paid by Redback; relocation expenses of $58,438; and $81,057 which represents imputed interest on the four-year term loan of $500,000, for relocation to the San Jose area.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the named officers for the fiscal year 2003. No stock appreciation rights were granted during such year. In connection with our emergence from bankruptcy, all of the options held by these executive officers as of January 2, 2004 were cancelled and are no longer outstanding. The share amounts listed below do not reflect the approximate 73-to-1 reverse stock split that occurred on January 2, 2004.

	Individual Grants (1)			Exercise Price ($/		Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal
Name	Granted	Year (2)		Share)		Date	5% ($)	10% ($)
Kevin A. DeNuccio	—	0%			—	—	—	—
Georges Antoun	—	0%			—	—	—	—
Thomas L. Cronan, III	400,000 244,659	21 13	% %	$ $	0.91 0.57	1/7/2013 3/24/2013	228,918 87,703	580,122 222,256

Joel M. Arnold	—	0%			—	—	—	—
Ebrahim Abbasi	100,000 50,000	5 3	% %	$ $	0.93 0.57	1/6/2013 3/24/2013	58,487 17,923	148,218 45,422

(1)	The exercise price for each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a same-day sale of the purchased shares. Generally, the options have a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with Redback. The options vest in full in the event of the optionee’s death, and vesting accelerates by 12 months in the event that the optionee’s service terminates because of disability. Under each of the options, the option shares will vest upon an acquisition of Redback by merger or asset sale, unless the acquiring company assumes the options. Certain options may accelerate even if they are assumed, as described below under “Employment Contracts and Change in Control Agreements.”

(2)	Based on an aggregate of 1,908,359 shares granted.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Redback’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2003 and option holdings as of December 31, 2003 with respect to each of the named officers. No options were exercised by the named officers during fiscal 2003. No stock appreciation rights were outstanding at the end of that year. In connection with our emergence from bankruptcy, all of the options held by these executive officers as of January 2, 2004 were cancelled and are no longer outstanding. The share amounts listed below do not reflect the approximate 73-to-1 reverse stock split that occurred on January 2, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin A. DeNuccio	5,416,666	1,083,334	0	0
Georges Antoun	682,291	567,709	0	0
Thomas L. Cronan, III	183,986	816,014	0	0
Joel M. Arnold	479,166	520,834	0	0
Ebrahim Abbasi	423,958	576,042	0	0

(1)	The value of underlying securities is based on the $0.23 per share closing price of Redback’s common stock on December 31, 2003 (prior to adjustment for the approximate 73-to-1 reverse stock split that occurred on January 2, 2004), minus the aggregate exercise price.

Employment Contracts and Change in Control Arrangements

Redback’s employment agreement with Mr. DeNuccio is described in the “Report of the Compensation Committee of the Board of Directors—CEO Compensation.”

In July 2003, Redback entered into an amendment to Georges Antoun’s letter agreement when he assumed his new role as Senior Vice President of Worldwide Field Operations and Product Management. Mr. Antoun’s amendment specifies an annual base salary of $300,000 and an annual commission of up to $250,000. On January 3, 2004, Redback granted Mr. Antoun an option to purchase 350,000 shares of Redback common stock at a per share exercise price of $4.60. The shares vest over a three-year period with 175,000 shares vesting monthly on a pro-rata basis in the first year and the remaining 175,000 shares vesting monthly on a pro-rata basis in the subsequent two years. However, if there is a change in control and Mr. Antoun is subsequently terminated without cause, or the nature and scope of his service to us (including a material reduction in his employment responsibilities) is involuntarily reduced, 100% of his option shares shall vest. In connection with such a termination following a change in control, Mr. Antoun will also receive up to 12 months of salary continuation.

In July 2003, Redback entered into an amendment to Joel Arnold’s letter agreement when he assumed his new role as Senior Vice President of Strategy and Marketing. Mr. Arnold’s amendment specifies an annual base salary of $250,000 and an annual commission of up to $250,000 in 2003. In 2004, Mr. Arnold will no longer receive an annual commission as part of his compensation. In addition, as part of Mr. Arnold’s original employment agreement in January 2002, Redback agreed to loan Mr. Arnold $500,000 to enable him to relocate to the San Jose area. The loan had a four-year term, carried no interest and had a single balloon payment at the end of the term. Mr. Arnold paid back the loan in full in March 2004. On January 3, 2004, Redback granted Mr. Arnold an option to purchase 275,000 shares of Redback common stock at a per share exercise price of $4.60. The shares vest over a three-year period with 131,771 shares vesting monthly on a pro-rata basis in the first year and the remaining 143,229 shares vesting monthly on a pro-rata basis in the subsequent two years. However, if there is a change in control and Mr. Arnold is subsequently terminated without cause, or there is a material change in his salary or job responsibilities, an additional twelve (12) months of his option shares granted pursuant to his 275,000 share option shall vest, such amount not to exceed 100% of his option grant. Mr. Arnold will also receive up to 12 months of salary continuation after such a termination following a change in control.

In January 2003, we entered into an amendment to Thomas L. Cronan III’s letter agreement when he assumed his new role as Senior Vice President of Finance and Administration and Chief Financial Officer. Mr. Cronan’s amendment specifies an annual base salary of $275,000. On January 3, 2004, Redback granted Mr. Cronan an option to purchase 275,000 shares of Redback common stock at a per share exercise price of $4.60. The shares vest over a three-year period with 148,958 shares vesting monthly on a pro-rata basis in the first year and the remaining 126,041 shares vesting monthly on a pro-rata basis in the subsequent two years. However, if there is a change in control and Mr. Cronan is subsequently terminated without cause, or the nature and scope of his service to us (including a material reduction in his employment responsibilities) is involuntarily reduced, an additional twelve (12) months of his option shares shall vest. In connection with such a termination following a change in control, Mr. Cronan will also receive up to 12 months of salary continuation.

In October 2001, we entered into a letter agreement with Ebrahim Abbasi, our Senior Vice President of Operations and Information Technology. Mr. Abbasi’s employment agreement specifies an annual base salary of $235,000 and a possible target bonus of up to 40% of his base compensation. In April 2003, the compensation committee approved an increase of Mr. Abbasi’s annual base salary to $275,000. On January 3, 2004, Redback granted Mr. Abbasi an option to purchase 275,000 shares of Redback common stock at a per share exercise price of $4.60. The shares vest over a three-year period with 137,500 shares vesting monthly on a pro-rata basis in the first year and the remaining 137,500 shares vesting monthly on a pro-rata basis in the subsequent two years. However, if there is a change in control and Mr. Abbasi is subsequently terminated without cause, or the nature and scope of his service to us (including a material reduction in his employment responsibilities) is involuntarily reduced, an additional twelve (12) months of his option shares shall become vested. In connection with such a termination following a change in control, Mr. Abbasi will also receive up to 12 months of salary continuation.

As a result of the Plan of Reorganization, a change in control occurred and Messrs. Antoun, Arnold, Cronan and Abbasi are currently eligible to receive the additional twelve (12) months of salary continuation and accelerated equity vesting if the conditions following a change of control outlined above occur before January 2, 2005.

The compensation committee, as administrator of the 1999 Stock Incentive Plan, may provide for accelerated vesting of the shares of common stock subject to outstanding options held by any executive officer of Redback in connection with certain changes in control of Redback. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. None of Redback’s executive officers currently have employment agreements with Redback for a specific term, and they may resign or be terminated at any time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee of Redback’s Board of Directors has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer and certain other executive officers of Redback and to administer Redback’s 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. In addition, the compensation committee has the responsibility for approving the individual bonus programs to be in effect for the Chief Executive Officer and certain other executive officers. The compensation committee is currently composed of two non-employee directors and regularly evaluates the effectiveness of the compensation program in linking performance and executive pay. Additionally, the compensation committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

General Compensation Policy.    The objective of Redback’s executive compensation program is to align executive compensation with Redback’s long- and short-term business objectives and performance. Additionally, it is imperative that executive compensation enable Redback to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of Redback. Among the factors considered by the compensation committee in determining executive officer compensation levels are the ability to recruit individuals with the necessary talents and the need to retain and motivate the executives that remained with Redback during a period of uncertainty in which the stock price of Redback remained very low. Upon such review of executive compensation, the compensation committee believed the executive base salary compensation was at the appropriate levels during the 2003 fiscal year. The following specific strategies are utilized to guide Redback’s executive compensation decisions:

-	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of Redback.

-	Pay for Performance. If an executive performs at a higher level, then the executive should be rewarded with a higher level of compensation. Similarly, if performance is below minimum expectations, then there should be a lower level of compensation, or there may be no variable compensation.

-	Compensate Competitively. Redback compares its compensation programs to those of other companies of comparable size and in similar industries and establishes compensation programs that are substantially at market. During 2003, we participated in several competitive pay surveys with compensation consulting firms. This data was utilized to assess our competitive position that we believe best represents our industry, size, and phase of growth. This information was also used to determine new hire starting salaries, and provide a market view as we endeavor to maintain competitive pay levels to attract, retain, and motivate our valued employees.

During 2003, Redback’s executive compensation program included these key elements:

-	Base Salary. Redback establishes the base salaries of its executives based on competitive market practices derived from comparisons with companies of similar size and in similar industries.

-

Equity-Based Incentives.    Stock options are designed to align the interests of each executive with those of the stockholders. Each year, the compensation committee determines the grant to executives of stock option awards. The compensation committee believes that stock options provide added incentive for executives to influence the strategic direction of Redback and to create value for customers, stockholders and employees. Options are typically granted at fair market value and typically have four-year vesting periods, contingent upon the executives’ continued employment with Redback. The number of stock option shares that are granted to individual executives is based on demonstrated performance and independent survey data reflecting competitive market practice. Specifically, for each executive, we reviewed (i) the competitive market data for the combination of base pay, bonus and stock options; (ii) the individual performance of the executive in the executive’s position, (iii) the long term value the executive creates for Redback; and (iv) the number of shares previously awarded to the executive.

CEO Compensation.    Mr. DeNuccio joined Redback on August 29, 2001 as the Chief Executive Officer, President and Director. Redback entered into an employment agreement with Mr. DeNuccio that specified an annual base salary of $500,000 and an annual bonus to be determined by the compensation committee with a targeted bonus of $500,000, subject to pro-ration during the first year of employment. In addition, Mr. DeNuccio’s employment agreement provides for the payment of a signing bonus of $3,000,000, the grant of an option to purchase 6,500,000 shares of Redback Common Stock and the grant of 500,000 restricted shares of Redback Common Stock, all of which he received in 2001 (prior to the approximate 73-to-1 reverse stock split). If Mr. DeNuccio is terminated for reasons other than cause or voluntarily resigns for good reason, he is to receive a lump sum equal to the sum of his base salary for a 12-month period plus his target bonus for that year.

As part of the Plan of Reorganization, all of Mr. DeNuccio’s outstanding and unexercised options as of January 2, 2004 were cancelled. For fiscal year 2003, the compensation committee believed that Mr. DeNuccio’s existing compensation package was sufficient and should remain unchanged. Accordingly, Mr. DeNuccio was paid a base salary of $500,000 and did not receive a bonus payment or stock option grants. On January 3, 2004, Redback granted Mr. DeNuccio an option to purchase 1,775,000 shares of Redback common stock at a per share exercise price of $4.60, to replace his cancelled options. The shares vest over a three-year period with 887,500 shares vesting monthly on a pro-rata basis in the first year and the remaining 887,500 shares vesting monthly on a pro-rata basis over the subsequent two years. However, if there is a change in control that occurs prior to the termination of Mr. DeNuccio’s employment with Redback, 100% of the option will vest.

Tax Limitation.    The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance based within the meaning of Section 162(m). Although Redback does not have a policy requiring the compensation committee to qualify all compensation for deductibility under this provision, the compensation committee does consider the impact of this rule when designing and implementing its executive compensation programs. The compensation committee will continue to take into account the net cost to Redback in making all compensation decisions and will continue to evaluate the impact of Section 162(m) on its compensation programs.

Compensation Committee

John L. Drew
Paul Giordano

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of the Board of Directors of Redback serves as the representative of the Board for general oversight of Redback’s financial accounting and reporting process, systems of internal control, audit process, and process for monitoring compliance with laws and regulations and Redback’s standards of business conduct. Redback’s management has primary responsibility for preparing Redback’s financial statements and Redback’s financial reporting process. Redback’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether Redback’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee pre-approves all audit and permissible non-audit services provided by Redback’s independent auditors. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. During 2002 and 2003, all services provided by PricewaterhouseCoopers were pre-approved by the Audit Committee in accordance with this policy.

In this context, the audit committee hereby reports as follows:

1.    The audit committee has reviewed and discussed the audited financial statements with Redback’s management.

2.    The audit committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3.    The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees) and has discussed with the independent accountants the independent accountants’ independence.

4.    Based on the review and discussions referred to in paragraphs 1 through 3 above, the audit committee recommended to the Board of Directors of Redback, and the Board has approved, that the audited financial statements be included in Redback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

Roy D. Behren Martin A. Kaplan William H. Kurtz

Independent Auditor Fees and Other Matters

Aggregate fees (rounded to the nearest $1,000) for professional services rendered to Redback by PricewaterhouseCoopers LLP and affiliated entities for the years ended December 31, 2003 and 2002 are set forth below. Certain amounts for fiscal 2002 have been reclassified to conform to the 2003 presentation.

Audit Fees.    For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers billed Redback $936,000 and $425,000, respectively, for professional services rendered for the audits of the consolidated financial statements of Redback, the review of Redback’s financial statements included in quarterly reports and assistance with and review of the registration statements and other regulatory filings.

Audit Related Fees.    For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers billed Redback $59,000 and $54,000, respectively, for assurance and related services related to consultations concerning financial accounting and reporting standards and Sarbanes-Oxley Section 404 advisory work.

Tax Fees.    For the years ended December 31, 2003 and 2002, PricewaterhouseCoopers billed Redback $398,000 and $476,000, respectively, for services related to federal, state, and international tax compliance, tax advice and tax planning.

All Other Fees.    PricewaterhouseCoopers billed Redback $2,000 in each of the years ended December 31, 2003 and 2002 for services rendered for the license of an accounting and reporting research tool.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on Redback’s common stock between May 18, 1999 (the date Redback’s common stock commenced public trading) and December 31, 2003 with the cumulative total return of (i) the Nasdaq Composite Index and (ii) the RDG Technology Composite, over the same period. This graph assumes the investment of $100 on May 18, 1999 in Redback’s common stock, the Nasdaq Composite Index and the RDG Technology Composite, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. Redback cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of Redback’s common stock.

Redback effected its initial public offering of common stock on May 18, 1999 at a price of $5.75 per share (as adjusted to reflect its 2-for-1 forward stock splits effected in August 1999 and April 2000). The graph above, however, commences with the closing price of $21.03 per share (as adjusted to reflect the August 1999 and April 2000 stock splits) on May 18, 1999—the date Redback’s common stock commenced public trading. The per share amounts listed above do not reflect the approximate 73-to-1 reverse stock split that occurred on January 2, 2004.

Notwithstanding anything to the contrary set forth in any of Redback’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by Redback under those statutes, the compensation committee report and stock performance graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Redback under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Directors

Redback’s certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Redback’s Bylaws provide that Redback shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Redback has also entered into indemnification agreements with its officers and directors containing provisions that may require Redback, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Certain Relationships and Related Transactions with Officers and Directors

Since January 1, 2003, there has not been, nor is there currently proposed, any transaction or series of similar transactions in which Redback was or is to be a party in which the amount involved exceeds $60,000 and in which any person who is a director or executive officer of Redback had or will have a direct or indirect interest, or any business relationship requiring disclosure under Item 404(b) of Regulation S-K, other than the following:

On November 3, 2003, we filed a prepackaged Plan of Reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The bankruptcy court entered an order confirming the plan on December 22, 2003. The Plan of Reorganization became effective by its terms and Redback emerged from bankruptcy on January 2, 2004. In connection with the Plan of Reorganization, in exchange for outstanding convertible debt securities, Creedon Keller & Partners, Inc. acquired 8,985,883 shares of our common stock and Lydian Asset Management, L.P. and related persons acquired 2,997,200 shares of our common stock. Mr. Giordano is a Managing Director of Creedon Keller & Partners, Inc. Mr. Friezo is the Managing Member and controlling holder of Lydian Capital Advisors LLC, which is the general partner of Lydian Asset Management, L.P.

Pursuant to the terms of a securities purchase agreement we entered into with TCV IV on January 5, 2004, we issued an aggregate of 651,749 shares of our Series B convertible preferred stock and warrants to purchase 1,629,373 shares of our common stock to TCV IV, in consideration of aggregate payments of approximately $30,000,000. In connection with this transaction, Mr. Drew has been elected as the designee of the holders of the Series B convertible preferred stock and we agreed to file a registration statement covering certain securities in connection with that transaction. Mr. Drew is a member of TCM IV, the sole general partner of the TCV IV limited partnership.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, proposals of our stockholders that are intended to be presented by such stockholders at Redback’s 2005 annual meeting and that such stockholders desire to have included in Redback’s proxy materials relating to the 2005 annual meeting must be received by Redback at its offices at 300 Holger Way, San Jose, California 95134, Attn: Corporate Secretary, no later than December 20, 2004, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement. Such proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

The Securities and Exchange Commission rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in Redback’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the year 2005 annual meeting is March 5, 2005 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Redback’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at Redback’s year 2005 annual meeting.

Redback has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting, including any stockholder proposals received after the Discretionary Vote Deadline for this year’s annual meeting, which was February 23, 2004.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Appendix A

CHARTER FOR THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

REDBACK NETWORKS INC.

(as adopted by the Board of Directors by unanimous written consent dated February 16, 2004)

I. PURPOSE

The purpose of the Audit Committee of the Board of Directors of Redback Networks Inc., a Delaware corporation (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting, operational and financial controls;

•	Prepare the Audit Committee report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe. The Secretary shall assist the members of the Audit Committee to fulfill their duties and responsibilities as set forth herein.

II. MEMBERSHIP

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board. The Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•	Each member will be an independent director, as defined under the NASDAQ rules, the rules of the SEC and applicable law, as in effect from time to time;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements;

•	At least one member will be an “audit committee financial expert”, as such term is defined under the NASDAQ rules, the rules of the SEC and applicable law, as in effect from time to time; and

•	The Audit Committee members are charged with fulfilling the duties and responsibilities as set forth below; provided that one member of the Audit Committee shall be appointed as chair and be responsible for scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board and will also maintain regular liaison with the CEO, CFO, and the independent audit partner; the chair may delegate these duties to another member of the Audit Committee.

III. RESPONSIBILITIES

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating, retaining and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms with the independent auditors and reviewing on a periodic basis all fees and scope of all non-audit engagements with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (iii) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (iv) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in connection with filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review, prior to filing with the SEC, the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing the unaudited quarterly operating results in the Company’s quarterly earnings release prior to release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior executive and financial officers, in accord with applicable law;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	As the Audit Committee deems necessary, instituting special investigations regarding any matter relating to the Company’s accounting, internal control or financial reporting practices brought to its attention, with full access to all books, records, facilities and personnel of the Company;

•	As the Audit Committee deems appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

IV. FUNDING

The Audit Committee shall have the authority to commit and use corporate funds to fulfill its responsibilities, including but not limited to, hiring professionals such as accountants and lawyers.

V. MEETINGS

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board in advance. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to fulfill the responsibilities of the Audit Committee under this charter.

VI. MINUTES

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

VII. REPORTS

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its findings and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

VIII. COMPENSATION

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers and per meeting fees. Fees may be paid in such form of consideration as is determined by the Board. Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

IX. DELEGATION OF AUTHORITY

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

Appendix B

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF

THE BOARD OF DIRECTORS OF

REDBACK NETWORKS INC.

I. PURPOSES

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Redback Networks Inc., a Delaware corporation (the “Company”), will monitor the composition of the Board and, when appropriate, seek, screen and recommend for nomination qualified candidates for election to the Board at the Company’s Annual Meeting of Stockholders. In addition, the Committee will seek qualified candidates to fill vacancies on the Board subject to appointment by the Board. The Committee will evaluate candidates identified on its own initiative as well as candidates referred to it by other members of the Board, by the Company’s management, by stockholders who submit names to the Company’s Secretary for referral to the Committee, or by other external sources. The Committee will also evaluate the Board’s structure and practices and, when appropriate, recommend new policies to the full Board.

II. NOMINATION/APPOINTMENT POLICY

The Board believes that it is in the best interests of the Company and its stockholders to obtain highly qualified candidates to the Board. The Committee will seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation.

III. MEMBERSHIP

The Committee will consist of a minimum of two members of the Board, each of whom shall be an “independent director” within the meaning of Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market. The members of the Committee will be appointed by and serve at the discretion of the Board.

IV. RESPONSIBILITIES

The responsibilities of the Committee shall include the following:

•	Reviewing Board structure, composition, and practices, and making recommendations on these matters to the Board;

•	Reviewing, soliciting and making recommendations to the Board and stockholders of the Company with respect to candidates for election to the Board;

•	Overseeing compliance by the Company’s employees with Code of Business Conduct and Ethics, as adopted or to be adopted by the Company;

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding its practices (except with respect to accounting, internal accounting controls or auditing matters, which such matters shall be forwarded to the Audit Committee) and procedures for the confidential, anonymous submission by employees of concerns regarding questionable practices (except with respect to accounting or auditing matters, which such matters shall be forwarded to the Audit Committee);

•	Performing such other tasks as may be delegated to it from time to time by the Board.

B-1

V. MEETINGS

Meetings of the Committee will be held at the pleasure of the Board and the members of the Committee, from time to time, in response to needs of the Board. Notwithstanding the foregoing, the Committee will meet at least once annually to evaluate and make nominations of qualified candidates for election to the Board at the Annual Meeting of Stockholders.

VI. MINUTES

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

VII. REPORTS

The Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter. The Committee will provide written reports to the Board regarding the Committee’s nominations for election to the Board.

VIII. COMPENSATION

Members of the Committee shall receive such fees for their service as Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

B-2

PROXY	REDBACK NETWORKS INC.	PROXY

300 HOLGER WAY, SAN JOSE, CALIFORNIA 95134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

REDBACK NETWORKS INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2004

The undersigned holder of common stock, par value $0.0001, of Redback Networks Inc. (“Redback”) hereby appoints Kevin A. DeNuccio and Susan Marsch, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of Redback that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 17, 2004 at 1:00 p.m. local time, at Redback Networks, 300 Holger Way, San Jose, California 95134, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS REDBACK’S INDEPENDENT ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF REDBACK EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS REDBACK’S INDEPENDENT ACCOUNTANTS.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

REDBACK NETWORKS INC.

Two New Ways to Vote

VOTE BY INTERNET OR TELEPHONE

24 Hours a Day – 7 Days a Week

It’s Fast and Convenient

	INTERNET	OR		TELEPHONE	OR		MAIL
	www.proxyvoting.com/RBAK			1-888-426-7035

•	Go to the website listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.

•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.

•	Enter your Control Number located above your name and address.		•	Enter your Control Number located above your name and address.		•	Return your proxy card in the postage paid envelope provided.

•	Follow the simple instructions on the website.		•	Follow the simple recorded instructions.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE Ú

☒	Please mark votes as in this example

1.	To elect the following directors to serve for a term ending upon the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified.

Nominees: Kevin A. DeNuccio; Paul Giordano; Roy D. Behren; John L. Drew; David C. Friezo; Martin A. Kaplan; and William H. Kurtz.

FOR	WITHHELD	For all nominees, except for nominees written below

☐	☐	☐

Nominee exception(s).

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Redback’s independent accountants for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Date:		, 2004

(Signature of stockholder)

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Please Detach

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope